Exhibit 11

                                ACTEL CORPORATION

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               (unaudited, in thousands except per share amounts)


                                                                  Three Months Ended          Nine Months Ended
                                                              -------------------------   -------------------------
                                                               Sept. 28,     Sept. 29,     Sept. 28,     Sept. 29,
                                                                  1997          1996          1997          1996
                                                              -----------   -----------   -----------   -----------
Primary:

Average weighted common shares outstanding................         20,956        17,889        20,150        17,778

Net effect of dilutive stock options, warrants and
   convertible preferred stock - based on the treasury
   stock method using average market price................          1,216         3,586         1,900         3,573
                                                              -----------   -----------   -----------   -----------
Shares used in computing net income per share.............         22,172        21,475        22,050        21,351
                                                              ===========   ===========   ===========   ===========
Net income ...............................................    $     3,921   $     3,905   $    13,386   $    10,788
                                                              ===========   ===========   ===========   ===========
Net income per share......................................    $      0.18   $      0.18   $      0.61   $      0.51
                                                              ===========   ===========   ===========   ===========

Fully diluted:

Average weighted common shares outstanding................         20,956        17,889        20,150        17,778

Net effect of dilutive stock options, warrants, and
   convertible preferred stock - based on the treasury
   stock method...........................................          1,216         3,866         1,900         3,845
                                                              -----------   -----------   -----------   -----------
Shares used in computing net income per share.............         22,172        21,755        22,050        21,623
                                                              ===========   ===========   ===========   ===========
Net income................................................    $     3,921   $     3,905   $    13,386   $    10,788
                                                              ===========   ===========   ===========   ===========
Net income per share......................................    $      0.18   $      0.18   $      0.61   $      0.50
                                                              ===========   ===========   ===========   ===========